                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                          Media Contact:
                                                --------------
                                                Mollie Elizabeth Condra
                                                HealthStream
                                                (615)-301-3237
                                                mollie.condra@healthstream.com


                HEALTHSTREAM REVIEWS STATUS OF AGREEMENT WITH HCA

NASHVILLE, TENNESSEE (SEPTEMBER 30, 2005) - HealthStream (NASDAQ: HSTM), a leading provider of learning solutions for the healthcare industry, announced today that its agreement with HCA Information Technology & Services, Inc., a subsidiary of HCA, Inc. (NYSE: HCA) has automatically renewed for one year following the expiration of the initial four-year term in accordance with terms of the agreement. The automatic renewal provision specifies that either party may terminate the agreement upon 45-days notice to the other party. Under the agreement, HealthStream provides learning services to HCA. HealthStream and HCA are continuing their discussions regarding a revised longer-term agreement.


ABOUT HEALTHSTREAM
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1.2 million healthcare professionals are currently contracted to learn on the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while concurrently supporting business objectives. Once subscribed to the Healthcare Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with leading pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. (www.healthstream.com)


This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to certain risks and uncertainties, including the risk that the Company can give no assurances that it will be able to reach agreement on the terms of a revised longer-term agreement with HCA or that the existing agreement will not be terminated prior to the expiration of the one-year renewal period and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.

                                      ####